                            SCHEDULE 14C INFORMATION


                                  RULE 14c-101



                 INFORMATION REQUIRED IN INFORMATION STATEMENT


                           SCHEDULE 14(c) INFORMATION



       INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES

                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

--------------------------------------------------------------------------------

Check the appropriate box:

[ ] Preliminary Information Statement


[X] Definitive Information Statement


[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14c-5(d)(2))



                     Fresenius Medical Care Holdings, Inc.

                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g)(4) and 0-11.


   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                     FRESENIUS MEDICAL CARE HOLDINGS, INC.

                            ------------------------

                      2001 ANNUAL MEETING OF SHAREHOLDERS


                                  MAY 25, 2001


To the Shareholders:

     Notice is hereby given that the 2001 Annual Meeting of Shareholders of Fresenius Medical Care Holdings, Inc., a New York corporation (the "Company"), will be held at the Westin Waltham-Boston, 70 Third Avenue, Waltham, Massachusetts on Friday, May 25, 2001 at 1:00 p.m. for the following purposes:


     1. To elect three directors of the Company to hold office until the next Annual Meeting of Shareholders or until their respective successors have been elected or appointed; and



     2. To consider and vote upon a proposal to approve and adopt an amendment to the Certificate of Incorporation of the Company to permit corporate action to be taken by the majority consent of the Company's shareholders in accordance with New York law; and



     3. To transact any and all other business that may properly come before the meeting.


     All shareholders of record at the close of business on April 23, 2001 are entitled to notice of and to vote at this meeting.

     The Company's audited financial statements for the year ended December 31, 2000, together with certain other information concerning the Company, are included in the Company's Annual Report on Form 10-K which is enclosed herewith.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                        By order of the Board of Directors,


                                        RONALD J. KUERBITZ

                                        Senior Vice President, Secretary and
                                        General Counsel

Lexington, Massachusetts
April 30, 2001

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
INTRODUCTION................................................    1

PROPOSAL 1 -- ELECTION OF DIRECTORS.........................    1

PROPOSAL 2 -- AMENDMENT TO CERTIFICATE OF INCORPORATION.....    4

EXECUTIVE COMPENSATION......................................    5

REPORT OF THE BOARD OF DIRECTORS REGARDING EXECUTIVE
  COMPENSATION..............................................   10

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   11

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   12

REPORT OF THE BOARD OF DIRECTORS REGARDING AUDIT ISSUES.....   15

OTHER MATTERS...............................................   16

EXHIBIT A...................................................  A-1

                             INFORMATION STATEMENT

                                  INTRODUCTION

     This Information Statement, dated April 30, 2001, is furnished in connection with the 2001 Annual Meeting of Shareholders of Fresenius Medical Care Holdings, Inc. (the "Company"; as used herein the term the "Company" shall also include, as required by the context, its subsidiaries) to be held at the Westin Waltham-Boston, 70 Third Avenue, Waltham, Massachusetts on Friday, May 25, 2001 at 1:00 p.m., and any adjournments thereof (the "Annual Meeting"), for the purposes set forth in the notice of such meeting.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


     This Information Statement was mailed to shareholders on or about April 30, 2001.


     The complete mailing address of the Company's principal executive office is 95 Hayden Avenue, Lexington, Massachusetts 02420-9192 (telephone (781) 402-9000).

     Only shareholders of record at the close of business on April 23, 2001 are entitled to vote at the Annual Meeting and any adjournments thereof. At that record date, the following voting shares of the Company were outstanding:


                                                                SHARES      VOTES PER
                           CLASS                              OUTSTANDING     SHARE
                           -----                              -----------   ---------
6% Preferred Stock..........................................      36,460       160
Class A Preferred Stock.....................................      16,176        16
Class B Preferred Stock.....................................      21,483        16
Class D Special Dividend Preferred Stock....................  89,062,316       0.1
Common Stock................................................  90,000,000         1



     Holders of all shares will vote together as a single class on all matters expected to be acted on at the Annual Meeting. Under the laws of the State of New York (in which the Company is incorporated), abstentions and broker non-votes are counted in determining the votes present at the Annual Meeting. As to Proposals 1 and 2, an abstention or broker non-vote has the same effect as a vote against the proposal.


     Appraisal rights are not available to shareholders with respect to any matter expected to be acted upon at the Annual Meeting.

     The Annual Report on Form 10-K of the Company for the year ended December 31, 2000 (the "Annual Report"), including the Company's audited consolidated financial statements for the year ended December 31, 2000, is being mailed to the Company's shareholders with this Information Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.

     At the date hereof, management of the Company has no knowledge of any business other than that described in the notice for the Annual Meeting which will be presented for consideration at such Annual Meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     At the Annual Meeting, the terms of all of the directors will expire. Under the laws of the State of New York (in which the Company is incorporated), the election of directors requires the affirmative vote of a plurality of the shares represented at the Annual Meeting. The holders of all classes of the Company's Preferred Stock and the Common Stock will vote as a single class on Proposal 1. Fresenius Medical Care AG ("Fresenius Medical Care") intends to vote in favor of this proposal. Fresenius Medical Care holds all outstanding shares of Company's Common Stock. Accordingly, Proposal 1 will be approved even if all other shares currently outstanding that are not held by Fresenius Medical Care vote against the proposal. The name and biography of each nominee are set forth below under "Nominee."



NOMINEES


     At the Annual Meeting it is intended that three directors be elected to hold office until the 2002 annual meeting and until their successors shall have been duly elected and qualified. The nominees listed below have been designated as such by the Board of Directors, and it is anticipated that the nominees will be candidates when the election is held. However, if for any reason a nominee is not a candidate at that time, a substitute nominee will be designated by the Company. The nominees are currently directors of the Company.


                NAME                   AGE              POSITION WITH THE COMPANY
                ----                   ---              -------------------------

Ben Lipps............................  60    Chairman of the Board, President and Chief
                                             Executive Officer

Jerry Schneider......................  53    Director, Vice President, Chief Financial
                                             Officer and Treasurer

John Markus..........................  49    Director and Senior Vice President for
                                             Compliance and Administration



     Ben Lipps has been President, Chief Executive Officer and a Director of the Company since 1996. Mr. Lipps has been Chairman of the Board since May 1, 1999. Mr. Lipps has served as a member of the Managing Board of Fresenius Medical Care since February 1996 and was appointed Chairman of the Managing Board effective May 1, 1999.



     Mr. Schneider has been a Vice President, the Chief Financial Officer and Treasurer of the Company since August 18, 1997 and was appointed a Director of the Company in August 1999. From January 1995 to July 1997 Mr. Schneider was the Chief Financial Officer of Grancare, Inc., a provider of long term nursing, rehabilitation and pharmacy services.



     John Markus has been Senior Vice President for Compliance and Administration since September 2000, and served as Senior Vice President of Business Practices and Corporate Compliance between June 1999 and September 2000. Mr. Markus was appointed a Director of the Company in March 2001. From May 1998 through June 1999, Mr. Markus served as a Vice President for Oxford Health Plans, Inc., a Norwalk, CT health insurance company. During the period between November 1996 and May 1998, Mr. Markus practiced law at Greenberg, Traurig, LLP in Washington, DC, and between October 1996 and November 1996, he practiced law at Arent Fox Kintner Plotkin & Kahn in Washington, D.C. From November 1990 through August 1996, Mr. Markus served as Executive Vice President for Laboratory Corporation of America, a laboratory testing business.



THE BOARD OF DIRECTORS


     The Company's Board of Directors is responsible for the affairs of the Company.


     During 2000, the Board acted by unanimous written consent of its members on thirteen occasions. Mr. Lipps has served on the Board since 1996. Mr. Schneider has served on the Board since August 1999. Mr. Markus was appointed to the Board in March 2001. The Company has no standing Compensation Committee, Audit Committee or Nominating Committee.

EXECUTIVE OFFICERS


     The current executive officers of the Company are as follows:


                NAME                   AGE              POSITION WITH THE COMPANY
                ----                   ---              -------------------------

Ben Lipps............................  60    Chairman of the Board, President and Chief
                                             Executive Officer

E. Craig Dawson......................  49    Senior Vice President, President of Spectra
                                             Renal Management Division

Ronald Kuerbitz......................  41    Senior Vice President, Secretary and General
                                             Counsel

J. Michael Lazarus, M.D..............  63    Senior Vice President of Clinical Quality and
                                             Medical Director

John Markus..........................  49    Senior Vice President for Compliance and
                                             Administration

Dwight Morgan........................  44    Chief Operating Officer for Dialysis Services
                                             Division

Robert Powell, Jr....................  45    President of Dialysis Products Division

Jerry Schneider......................  53    Vice President, Chief Financial Officer and
                                             Treasurer


     Each corporate officer was elected to hold office until he resigns or is removed by the Board of Directors.

     For a biography of Messrs. Lipps, Markus and Schneider, see "Nominees" above.


     E. Craig Dawson has served as Senior Vice President of the Company, and President of its Spectra Renal Management Division, since December 1997. From July 1994 through December 1997, he served as Senior Vice President for Laboratory Corporation of America, a laboratory testing business.



     Ronald Kuerbitz has been Senior Vice President, Secretary and General Counsel since October 1999. Mr. Kuerbitz had previously served as Vice President for Corporate Development for the Company since March 1997. Prior to joining the Company, Mr. Kuerbitz was Vice President for Planning and Development for Neomedica, Inc., a regional privately-held dialysis services provider, between March 1996 and February 1997.



     J. Michael Lazarus, M.D. has been the Senior Vice President of Clinical Quality and Medical Director of the Company since 1996. Prior to joining the Company Dr. Lazarus maintained a private practice in internal medicine and nephrology from 1963 to 1996 and was Director of Clinical Services of the Nephrology Division and a senior physician at Brigham and Women's Hospital in Boston Massachusetts from 1992 to 1996. Dr. Lazarus is board certified in internal medicine and nephrology and is currently an Associate Professor of Medicine at Harvard Medical School. Dr. Lazarus is also a director of Novavax, Inc., a bio-pharmaceutical company focused on the research and development of proprietary topical and oral drug delivery and encapsulation technologies and the applications of those technologies.



     Dwight Morgan has served as Chief Operating Officer for the Company's Dialysis Services Division since December 2000. From May 1999 through December 2000 he served as President of the South Business Unit of Company's Dialysis Services Division, and from January 1998 through May 1999 he served as a Regional Vice President for the South Business Unit. Mr. Morgan served as Vice President of Administration for the Company's Dialysis Services division from August 1997 through January 1998, and served as Director of Operations of Company's Dialysis Services division from January 1997 through August 1997. From January 1996 through January 1997 he served as Vice President of the International division of the Company.



     Robert Powell, Jr. has served as President of the Company's Dialysis Products Division since December 2000. From December 1998 through November 2000, Mr. Powell served as President of Sales, Marketing and Service for the Company's Dialysis Products Division and from August 1997 through November 1998 he served as Company's President of Renal Product Technologies. From January 1997 through July 1997, Mr. Powell served as Vice President of Quality and Regulatory Affairs for the Company's Dialysis Products

Division. From January 1996 through December 1996, he served as Vice President of Operations for Ergo Science Corporation, a Massachusetts-based biopharmaceutical company.

                                   PROPOSAL 2


       AMENDMENT TO COMPANY'S CERTIFICATE OF INCORPORATION TO PROVIDE FOR APPROVAL OF CORPORATE ACTION BY WRITTEN CONSENT IN LIEU OF A MEETING


     The Company's board of directors, having declared its advisability, submits for shareholder approval a proposal to amend the Company's Certificate of Incorporation to permit the approval of corporate action by written consent of shares entitled to vote at a meeting. The full text of the proposed amendments to the Certificate of Incorporation is attached hereto as Appendix A. The amendments will not affect the provisions of the Certificate of Incorporation entitling the holders of the Company's Preferred Stock to elect a specified number of directors upon the Company's failure to pay specified dividends on the Preferred Stock.


     If the amendment to the Company's Certificate of Incorporation to provide for approval of corporate action by written consent in lieu of a meeting is approved, written consent shall be effective to take applicable corporate actions, so long as written consents are delivered to the Company (as required by New York Business Corporation Law) by holders representing (in aggregate) a majority of the shares within 60 days following the earliest dated consent so delivered. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.


     Written consent thus given by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting shall have the same effect as a valid vote of holders of such number of shares.


     Under the laws of the State of New York (in which the Company is incorporated), approval of the proposed amendments to the Certificate of Incorporation require the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon at the Annual Meeting. The holders of all classes of the Company's Preferred Stock and the Common Stock will vote as a single class on Proposal 2. Fresenius Medical Care intends to vote in favor of this Proposal. Accordingly, Proposal 2 will be approved even if all other shares currently outstanding that are not held by Fresenius Medical Care vote against the proposal.

                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION



     The following table summarizes the total compensation paid or to be paid by the Company and its subsidiaries for services rendered during 1998, 1999 and 2000 to Ben Lipps, Chief Executive Officer of the Company, and to E. Craig Dawson, J. Michael Lazarus, M.D., Jerry Schneider and Roger Stoll, the four most highly compensated executive officers of the Company or its subsidiaries other than the Chief Executive Officer (collectively, the "Specified Executives"):


                           SUMMARY COMPENSATION TABLE


                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                    ---------------------
                                                  ANNUAL COMPENSATION                 AWARDS     PAYOUTS
                                       ------------------------------------------   ----------   --------
                                                                        OTHER       SECURITIES     LTIP      ALL OTHER
                                                                     COMPENSATION   UNDERLYING   PAYOUTS    COMPENSATION
     NAME AND PRINCIPAL POSITION       YEAR   SALARY($)   BONUS($)       ($)        OPTIONS(#)     ($)          ($)
     ---------------------------       ----   ---------   --------   ------------   ----------   --------   ------------
Ben Lipps(1).........................  2000    855,000                                                         30,469(6)
  President, Chief Executive           1999    855,000    389,025(9)     3,680(4)    100,000(3)                31,208(6)
  Officer and Director                 1998    602,933    240,000(8)                                           31,153(6)

J. Michael Lazarus, M.D..............  2000    500,851                                37,600(3)                   341(2)
  Senior Vice President of Clinical    1999    474,148    191,000(9)                                            4,864(2)
  Quality and Medical Director         1998    467,308    225,000(8)                  35,834(3)                 4,540(2)

Jerry Schneider......................  2000    381,000                   1,632(14)    32,400(3)                 4,591(2)
  Vice President, Chief Financial      1999    355,399    150,000(9)    27,474(5)      5,000(3)                 4,864(2)
  Officer and Treasurer                1998    345,622    232,500(8)   189,025(5)                               2,923(2)

Roger Stoll(7).......................  2000    562,640                                                            341(2)
  Former Executive Vice President,     1999    547,110    226,000(9)   153,282(10)                                864(2)
  Renal Products and                   1998    137,200     54,100(10)                 90,000(3)                   540(2)
  Laboratory Services(11)

E. Craig Dawson......................  2000    239,883                     243(14)     6,000(3)                 4,591(2)
  Senior Vice President,               1999    223,763    292,600(9)    84,211(13)                              4,341(2)
  President of Spectra Renal           1998    218,077    134,040(12)    78,217(13)   13,333(3)                   341(2)
  Management Division


---------------
 (1) During 1998, 1999 and 2000, Seratronics, Inc. ("Seratronics") paid $68,602, $66,080 and $5,117, respectively, of Mr. Lipps' salary. In each year listed above, Seratronics was reimbursed by Fresenius USA for such salary payments.


 (2) Represents the value of the group term life and disability insurance premiums paid by the Company and the Company's contributions to the respective officer's 401(k) plan. Mr. Stoll was not eligible to participate in the Company's 401(k) plan in 1998 and elected not to participate in such plan in 1999 and 2000. Dr. Lazarus did not participate in the Company's 401(k) plan in 2000. Mr Dawson was not eligible to participate in the Company's 401(k) plan in 1998.


 (3) Represents the number of options to purchase Fresenius Medical Care Preference Shares which were granted under the Fresenius Medical Care 1998 Stock Incentive Plan, as amended (the "1998 FMC Stock Plan").

 (4) Represents interest earned in excess of 120% of the applicable federal long-term rate on deferred compensation during 1999.

 (5) Represents (a) $187,829 with respect to 1998 and $24,463 with respect to 1999, which amounts are attributable to the value of relocation expenses paid by the Company in connection with Mr. Schneider's relocation to Massachusetts; (b) interest earned in excess of 120% of the applicable federal long-term rate on deferred compensation during 1998 and 1999; and
      (c) a car allowance paid in 1998 only.

 (6) These amounts include the value of (a) the Company's contribution to Mr. Lipps' 401(k) plan in 1998; (b) the Company's payment of group term life and disability insurance premiums and (c) the Company's payment of premiums attributable to a supplemental life insurance policy and a supplemental disability insurance policy in the amount of $27,395 $30,128 and $30,128 for 1998, 1999 and 2000, respectively.

 (7) With respect to 1998, amount represents salary earned by Mr. Stoll from the commencement of his employment on October 5, 1998 through December 31, 1998.

 (8) Represents incentive bonus payments paid under the FMC Bonus Plan which relate to the achievement of 1998 Company and individual performance targets, but which were paid in 1999.

 (9) Represents incentive bonus payments made under the FMC Bonus Plan which relate to the achievement of 1999 Company and individual performance targets, but which were paid in 2000.

(10) Represents (a) $144,123 which amount is attributable to the value of relocation expenses paid by the Company in connection with Mr. Stoll's relocation to Massachusetts (b) interest earned in excess of 120% of the applicable federal long-term rate on deferred compensation during 1999 and
      (c) a car allowance paid in 1999 only.

(11) Mr. Stoll resigned from his position with the Company effective January 31, 2001. See "Resignation of Executive Officer" for a description of Mr. Stoll's separation agreement with the Company.

(12) $45,000 of this amount represents a signing bonus paid to Mr. Dawson in 1998 relative to his commencement of employment in December 1997, and a $89,040 incentive bonus payment paid under the FMC Bonus Plan which relates to the achievement of 1998 Company and individual performance targets, but which was paid in 1999.

(13) Represents $78,217 with respect to 1998 and $84,211 with respect to 1999, both of which are attributable to the value of relocation expenses paid by the Company in connection with Mr. Dawson's relocation to Massachusetts.

(14) Represents interest earned in excess of 120% of the applicable federal long-term rate on deferred compensation during 2000.


STOCK OPTION GRANTS IN LAST FISCAL YEAR



     The Company does not currently have a stock option plan. However, executive officers and certain employees of the Company and its subsidiaries are eligible to participate in Fresenius Medical Care's 1996 FMC Stock Plan and its 1998 FMC Stock Plan. See "Certain Relationships and Related Transactions -- Relationships and Transactions with Executive Officers -- Loans to Officers under the Stock Incentive Plans."


     The following table sets forth information concerning stock options to purchase Fresenius Medical Care's Preference Shares granted in 2000, including the potential realizable value of each grant assuming that the market value of the Fresenius Medical Care's Preference Shares appreciates from the date of grant to the expiration of the option at annualized rates of (a) 5% and (b) 10%, in each case compounded annually over the term of the option. These assumed rates of appreciation have been specified by the SEC for illustrative purposes only and are not intended to predict future prices of the Company's Fresenius Medical Care's Preference Shares, which will depend upon various factors, including market conditions and the Company's future performance and prospects. The options shown below became exercisable in three approximately equal annual installments beginning one year after the date of grant.


                                                 2000 GRANTS                          POTENTIAL REALIZABLE
                            ------------------------------------------------------      VALUE AT ASSUMED
                              NUMBER       % OF TOTAL                                 ANNUAL RATES OF STOCK
                             OF SHARES      OPTIONS                                  PRICE APPRECIATION FOR
                            UNDERLYING     GRANTED TO      EXERCISE                       OPTIONS TERM
                              OPTIONS     EMPLOYEES IN      PRICE       EXPIRATION   -----------------------
           NAME             GRANTED(1)        2000       ($/SHARE)(2)      DATE          5%          10%
           ----             -----------   ------------   ------------   ----------   ----------   ----------
E. Craig Dawson...........      6,000         0.9%          $46.12        7/25/10    $  173,700   $  440,770
J. Michael Lazarus........     37,600         5.7%          $46.12        7/25/10    $1,088,520   $2,761,720
Jerry Schneider...........     32,400         4.9%          $46.12        7/25/10    $  937,980   $2,379,780


---------------
(1) Options granted in 2000 to Messrs. Dawson, Lazarus, and Schneider under the 1998 FMC Stock Plan vest over a three-year period.


(2) Options granted to Messrs. Dawson and Schneider, and Dr. Lazarus, were granted with an exercise price of 49.0 Eurodollars ("Euros") per share. For the purposes of this table the exercise price has been converted to its per share U.S. dollar equivalent based on the July 25, 2000 (i.e. the grant date) conversion rate of 1.0625 Euros per U.S. Dollar. (Source for conversion rates: Bridge Dow Jones Information Systems).

                      AGGREGATED OPTION EXERCISES IN 2000
                      AND DECEMBER 31, 2000 OPTION VALUES



                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                             SHARES                    UNDERLYING UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
                          ACQUIRED ON       VALUE              AT 12-31-00(#)                AT 12-31-00($)
          NAME            EXERCISE(#)    REALIZED($)     EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
          ----            ------------   -----------   ------------------------------   -------------------------
Ben Lipps...............       0              0                     33,333/66,667          $561,396/$1,122,809
J. Michael Lazarus......       0              0                     23,890/49,545          $         0/$69,974
Jerry Schneider.........       0              0               125,000 ADSs/0 ADSs          $              0/$0
                                                                     2,867/36,333          $   28,076/$116,431
Roger Stoll.............       0              0                     60,000/30,000          $  478,061/$239,030
E. Craig Dawson.........       0              0                      8,889/10,444          $         0/$11,166



PENSION ARRANGEMENTS


     Most of the Company's employees who work 900 hours or more per year are covered by the Fresenius Medical Care North America Retirement Plan (the "FMC Retirement Plan"), effective as of the first day of January or July after completing one year of service with the Company. Under this basic retirement plan, pension benefits are based upon (1) the number of years of the covered employee's credited service (subject to a maximum of 30), (2) the covered employee's final average earnings for the 60 consecutive months in which his or her compensation on any July 1 was highest during the last 120 months of continuous participation (subject to a maximum amount equal to the then-current IRS pension limit), and (3) the social security covered compensation (the average social security tax base for the 35 years prior to the covered employee's 65th birthday).

     The annual retirement benefit under the FMC Retirement Plan consists of the sum of (1) 0.85% of the covered employee's final average earnings multiplied by his or her years of benefit service, and (2) 0.65% of the covered employee's final average earnings greater than his or her social security covered compensation base multiplied by his or her years of benefit service.

     All management and executive employees with an annual base pay of at least $75,000 who are covered by the FMC Retirement Plan are also automatic participants in the Company's Supplemental Executive Retirement Plan (the "SERP"). Vesting requirements for the SERP and the FMC Retirement Plan are the same. Under the SERP, the FMC Retirement Plan is essentially modified by expanding the definition of compensation to include annual incentive bonus payments, and by eliminating the maximum limitation to the calculation of final average earnings.

     The following table shows the annual pensions payable under the FMC Retirement Plan and the SERP for different levels of compensation and years of credited service. The amounts shown have been computed on the assumption that the covered employee retired at age 65 on December 31, 2000, with benefits payable on a straight life annuity basis.


                                                 YEARS OF CREDITED SERVICE
                              ----------------------------------------------------------------
                                 10            15            20            25            30
                               YEARS         YEARS         YEARS         YEARS         YEARS
                              --------      --------      --------      --------      --------
$100,000....................  $ 12,719      $ 19,078      $ 25,437      $ 31,796      $ 38,156
$200,000....................    27,719        41,578        55,437        69,296        83,156
$300,000....................    42,719        64,078        85,437       106,796       128,156
$400,000....................    57,719        86,578       115,437       144,296       173,156
$500,000....................    72,719       109,078       145,437       181,796       218,156
$600,000....................    87,719       131,578       175,437       219,296       263,156
$700,000....................   102,719       154,078       205,437       256,796       308,156
$800,000....................   117,719       176,578       235,437       294,296       353,156
$900,000....................   132,719       199,078       265,437       331,796       398,156
$1,000,000..................   147,719       221,578       295,437       369,296       443,156
$1,100,000..................   162,719       244,078       325,437       406,796       488,156

                                                 YEARS OF CREDITED SERVICE
                              ----------------------------------------------------------------
                                 10            15            20            25            30
                               YEARS         YEARS         YEARS         YEARS         YEARS
                              --------      --------      --------      --------      --------
$1,200,000..................   177,719       266,578       355,437       444,296       533,156
$1,300,000..................   192,719       289,078       385,437       481,796       578,156
$1,400,000..................   207,719       311,578       415,437       519,296       623,156
$1,500,000..................   222,719       334,078       445,437       556,796       668,156


     Messrs. Lipps, Dawson, Schneider and Stoll and Dr. Lazarus had 1.5, 3.1, 3.4, 2.2 and 4.8 years of credited service, respectively, under the FMC Retirement Plan at year-end 2000. The average compensation of the highest consecutive five years of the last ten years of credited service cannot be computed for Messrs. Lipps, Dawson, Schneider, Stoll and Dr. Lazarus since they have less than five years of credited service. Mr. Lipps commenced participation in the FMC Retirement Plan in July 1999.


DIRECTORS' COMPENSATION AND CONSULTING ARRANGEMENTS


     The directors of the Company are not compensated for their services as such. For information with respect to compensation paid by the Company and its subsidiaries to Messrs. Lipps, Schneider and Stoll, see the Summary Compensation Table above.


EMPLOYMENT AGREEMENTS



     Mr. Lipps has served as Chairman of the Managing Board of Fresenius Medical Care (the "Managing Board") since May 1, 1999 and had served as Vice Chairman of the Managing Board since January 1999 and has been a member of the Managing Board since 1996. As Chairman of the Managing Board, Mr. Lipps is responsible for managing the worldwide business of Fresenius Medical Care and its affiliated companies. In addition, Mr. Lipps also serves as Chairman of the Board, President and Chief Executive Officer of the Company. In connection with Mr. Lipps' services to the Company, pursuant to an Employment Contract between Mr. Lipps and Fresenius Medical Care which became effective January 1, 1999 (the "Employment Contract"), Mr. Lipps receives an annual base salary, payable by or on behalf of the Company, of $855,000, subject to annual increases based on performance, and is eligible to participate in Fresenius Medical Care's management bonus plan (the "FMC Bonus Plan") based on the attainment of certain earnings-after-taxes targets set annually by Fresenius Medical Care and reviewed by the Company's Board of Directors. Under the FMC Bonus Plan, Mr. Lipps can earn a bonus of up to one hundred percent of his base salary. Mr. Lipps is also eligible to receive stock options under the incentive stock option plans of Fresenius Medical Care, including the 1998 FMC Stock Plan and the FMC AG Stock Plan which are described above. See "Report of the Board of Directors Regarding Executive Compensation -- Compensation of the Chief Executive Officer," and see also "Certain Relationships and Related Transactions -- Loans to Chief Executive Officer."


     Pursuant to the terms of an Employment Agreement between the Company and Dr. Lazarus, dated as of March 15, 2000, Dr. Lazarus receives an annual base salary of $505,620, subject to annual increases based on satisfactory job performance, and is eligible to participate in the FMC Bonus Plan. Under the FMC Bonus Plan, Dr. Lazarus can earn, subject to the Company's attainment of specified individual and company financial objectives, a bonus of forty percent of his annual base salary with a maximum bonus of one hundred percent of his annual base salary. In addition, Dr. Lazarus is paid a monthly car allowance of $700 and is entitled to reimbursement for expenses associated with financial planning assistance and/or individual income tax preparation up to a total of $2,000 each year. The term of the agreement expires on March 15, 2003 unless terminated earlier as provided for in the agreement. In the event Dr. Lazarus's employment agreement is terminated for any reason other than by the Company for cause, or if Dr. Lazarus terminates his employment agreement for cause, Dr. Lazarus is entitled a lump sum payment equal to his base salary for the period equal to the greater of (a) the then remaining term of the agreement or (b) 18 months and a pro-rated portion of his annual incentive bonus based on his termination date. The terms of the agreement impose a non-compete obligation on Dr. Lazarus during the one-year period after he ends his employment with the Company or stops receiving any salary continuation under the agreement. The foregoing description of Dr. Lazarus's employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which was filed with the SEC as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2000.

     Pursuant to the terms of an Employment Agreement between the Company and Mr. Schneider, dated as of March 15, 2000, Mr. Schneider receives an annual base salary of $372,600, subject to annual increases based on satisfactory job performance, and is eligible to participate in the FMC Bonus Plan. Under the FMC Bonus Plan, Mr. Schneider can earn, subject to the Company's attainment of specified individual and company financial objectives, a bonus of forty percent of his annual base salary with a maximum bonus of one hundred percent of his annual base salary. In addition, Mr. Schneider is paid a monthly car allowance of $700 and is entitled to reimbursement for expenses associated with financial planning assistance and/or individual income tax preparation up to a total of $2,000 each year. The term of the agreement expires on March 15, 2003 unless terminated earlier as provided for in the agreement. In the event Mr. Schneider's employment agreement is terminated for any reason other than by the Company for cause, or if Mr. Schneider terminates his employment agreement for cause, Mr. Schneider is entitled to his base salary and a continuation of his benefits for a period of equal to the greater of (a) the then remaining term of the agreement or (b) 18 months and a pro-rated portion of his annual incentive bonus based on his termination date. The terms of the agreement impose a non-compete obligation on Mr. Schneider during the one-year period after he ends his employment with the Company or stops receiving any salary continuation under the agreement. The foregoing description of Mr. Schneider's employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which was filed with the SEC as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2000.


RESIGNATION OF EXECUTIVE OFFICER



     Mr. Stoll resigned as Director and Executive Vice President of Renal Products and Laboratory Services effective January 31, 2001. Mr. Stoll's Separation Agreement dated January 31, 2001 (the "Separation Agreement") provides that he will continue to receive his base salary and certain benefits (the "Benefits") through January 31, 2003; provided, however that, at the Company's option, such salary continuation may be paid in a lump sum, and in such case, virtually all of the Benefits would cease to be provided by the Company upon such payment. The Separation Agreement allows for exercise of his vested stock options within one year following his separation date. Mr. Stoll's pre-existing Non-Disclosure and Non-Competition Agreement imposes a non-compete obligation for the greater of (1) a one-year period following termination of employment with the company for any reason, or (2) any period during which salary continues to be paid to him. Pursuant to the terms of Mr. Stoll's employment, the Company and Mr. Stoll have entered into a Loan Agreement dated January 31, 2001 (the "Loan Agreement"), pursuant to which the Company has agreed to loan to Mr. Stoll an amount of money equal to the state and federal taxes payable in connection with the sale of Mr. Stoll's former principal residence. The Loan Agreement references a form of promissory note to be executed upon the date such loan is actually made, and such note provides for interest to accrue at the rate of seven and three-quarters percent per annum beginning on the date of the loan, with all principal and accrued interest due and payable on January 31, 2003.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



     The Company has no standing Compensation Committee. During the fiscal year ended December 31, 2000, deliberations concerning executive officer non-stock option compensation were carried out by the Company's full Board of Directors. Options to purchase Fresenius Medical Care Preference Shares were granted to certain executive officers of the Company in 2000 by the Managing Board of Fresenius Medical Care on the recommendation of the Company's full Board of Directors. All members of the Company's Board of Directors were employees of the Company during the fiscal year ended December 31, 2000. Mr. Lipps is also Chairman of the Managing Board of Fresenius Medical Care. For information regarding certain transactions between the Company or its subsidiaries on the one hand and Fresenius Medical Care or Fresenius AG on the other, see "Certain Relationships and Related Transactions."

                        REPORT OF THE BOARD OF DIRECTORS
                        REGARDING EXECUTIVE COMPENSATION


OVERALL PHILOSOPHY


     The Company's overall executive compensation philosophy is based on the premise that compensation should be aligned with and support the Company's business strategy and long-term goals, and that it should give employees incentives to enhance stockholder value. The key elements of executive compensation are base salary, annual cash incentive (bonus) awards and/or annual incentive bonus stock options for non-voting preference shares of Fresenius Medical Care, the Company's parent corporation. Base salary is intended primarily to reward past performance; annual cash bonus and stock option incentives are intended primarily to reward achievement of specific performance goals during the year; and stock options are designed primarily to foster an identity of interest between the employee, the Company and the Company's shareholders.


COMPENSATION OF THE CHIEF EXECUTIVE OFFICER


     Mr. Lipps' compensation currently consists of a base salary, cash incentive (bonus) awards and option grants under the 1998 FMC Stock Plan and the FMC AG Stock Plan. Mr. Lipps' base salary was set under the terms of his employment contract with Fresenius Medical Care, the parent corporation of the Company, and is subject to annual increase based on performance as discussed above. Mr. Lipps' year 2000 annual base compensation for his services as an officer of the Company was set at $855,000, reflecting his responsibilities for Fresenius Medical Care and its other subsidiaries and was based on competitive pay practices, his individual experience and breadth of knowledge and other subjective factors. Future increases to his base salary are expected to be determined primarily on the basis of his individual performance and contributions and involve the application of both quantifiable and subjective criteria. Mr. Lipps' bonus for 1999 was based on target levels established for operating results and subjective assessments of his contributions to the Company during 1999. Mr. Lipps abstained from all Board and Managing Board actions relating to his compensation.


COMPENSATION OF OTHER EXECUTIVE OFFICERS


     Mr. Lipps makes recommendations to the Board of Directors concerning the base salaries, annual cash and/or stock option incentive awards and stock option awards for the executive officers of the Company other than himself. Annual cash and/or stock option incentive awards are granted based on the achievement of financial targets and individual performance. The number of stock options to be granted to any particular executive is determined by the Managing Board of Fresenius Medical Care and is based primarily on that person's perceived ability to help the Company achieve its goals as well as that person's base salary and potential bonus.


DEDUCTIBILITY OF EXECUTIVE COMPENSATION


     Section 162(m) of the Internal Revenue Code prohibits the Company from deducting annual compensation in excess of $1 million paid to executive officers named in the Summary Compensation Table of the Information Statement, unless such compensation is performance-based and satisfies certain other conditions. The Company intends to the extent practicable to qualify all payments of compensation under Section 162(m).

                                          BOARD OF DIRECTORS


                                          Ben Lipps
                                          John Markus
                                          Jerry Schneider

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of March 19, 2001 certain information with respect to each person who is known by the Company to own beneficially more than 5% of each class of the voting securities of the Company, each director of the Company, each nominee for director of the Company, certain executive officers and all directors and officers of the Company as a group.


                                                                 SHARES
                                                              BENEFICIALLY      PERCENTAGE
           NAME AND ADDRESS OF BENEFICIAL OWNERS                 OWNED           OF CLASS
           -------------------------------------              ------------      ----------
COMMON STOCK:
  Fresenius Medical Care AG(1)
  Else-Kroner-Strasse 1
  61352 Bad Homburg v.d.H
  Germany...................................................   90,000,000         100.0%
  All directors and executive officers as a group...........            0             0

6% PREFERRED STOCK:
  Grace Institute(2)
  c/o Marine Midland Bank
  P.O. Box 1329
  Buffalo, New York 14240...................................        2,949           8.1%

  W.R. Grace & Co. Retirement Plan for Salaried Employees(2)
  1750 Clint Moore Road
  Boca Raton, Florida 33487.................................        9,648(T)(S)    26.5%
  All directors and executive officers as a group...........            0             0

CLASS A PREFERRED STOCK:
  Namanco & Co.
  P.O. Box 426
  Exchange Place Station
  69 Montgomery Street
  Jersey City, New Jersey 07303.............................        2,803          17.3%
  All directors and executive officers as a group...........            0             0

CLASS B PREFERRED STOCK:
  Namanco & Co.
  P.O. Box 426
  Exchange Place Station
  69 Montgomery Street
  Jersey City, New Jersey 07303.............................        5,143          23.9%
  All directors and executive officers as a group...........            0             0

CLASS D SPECIAL DIVIDEND PREFERRED STOCK:
  Ben J. Lipps..............................................            1              (3)
  All directors and executive officers as a group...........            1              (3)


---------------

(1) Fresenius AG owns 50.76% of the outstanding Fresenius Medical Care Ordinary Shares and none of the Fresenius Medical Care Preference Shares. The share capital of Fresenius AG consists of Fresenius AG non-par value Ordinary Shares and non-par value non-voting preference shares ("Fresenius AG Preference Shares"), both of which are issued only in bearer form. Accordingly, Fresenius AG has no way of independently determining who its shareholders are or how many shares any particular shareholder owns. However, under the German Stock Corporation and Securities Law, holders of voting securities of a German company listed on a stock exchange within the European Union are obligated to notify the company of certain levels of holdings.


     Fresenius AG has been informed that the Else Kroner-Fresenius-Stiftung (the "Foundation") owns 68% of the Fresenius AG Ordinary Shares. The Foundation serves to promote medical science, primarily in the fields of research and treatment of illnesses, including the development of apparatuses and preparations. The Foundation may promote only those research projects the results of which will be generally accessible to the public. The Foundation further serves to promote the education of physicians or of others concerned with the treatment and care of sick persons, primarily those working in the field of dialysis, as well as to promote the education of particularly gifted pupils and students. Fresenius AG has been informed that AW Beteiligungs GmbH owns 9% of the Fresenius AG Ordinary Shares. In addition Neunte Heralkes Beteiligungs-Gellschaft & Co.KG informed Fresenius AG that it owns 9.93% of the Fresenius AG Ordinary Shares.


(2) This entity is not affiliated with the Company.

(3) The Class D Preferred Stock owned by Mr. Lipps represents less than 1% of the total number of outstanding Class D Preferred Stock. Mr. Lipps also owns 10,100 ADSs representing Fresenius Medical Care Ordinary Shares and 5,000 ADSs representing Fresenius Medical Care Preference Shares.

(T) Shares owned by trust and other entities as to which the person has the power to direct voting and/or investment.

(S) Shares as to which the person shares voting and/or investment power with others.


OWNERSHIP AND TRANSACTIONS REPORTS


     Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's directors, and executive officers, and beneficial owners of more than 10% of the outstanding shares of a class of the Company's equity securities registered under the Exchange Act are required to file reports with the SEC concerning their ownership of and transactions in the shares of such class; such persons are also required to furnish the Company with copies of such reports. Based solely upon the reports and related information furnished to the Company, the Company believes that all such filing requirements were complied with in a timely manner during and with respect to 2000.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     The Company was formed as a result of a series of transactions (the "Merger"), pursuant to an Agreement and Plan of Reorganization dated as of February 4, 1996, as amended, among the Company, Fresenius Aktiengesellschaft ("Fresenius AG") and Fresenius USA, Inc. ("Fresenius USA"). As a result of the Merger, Fresenius Medical Care acquired all of the Common Stock of the Company. Accordingly, the Company has entered into certain relationships and related transactions with Fresenius Medical Care and Fresenius AG.


INVESTMENTS BY FRESENIUS MEDICAL CARE


     Fresenius Medical Care is the beneficial owner of all 90,000,000 outstanding shares of the Company's Common Stock. Fresenius Medical Care owns no shares of the Company's Preferred Stock.

     The practical effect of its ownership of all outstanding shares of the Company's Common Stock is to give Fresenius Medical Care an absolute majority of the voting power attributable to the Company's voting securities with respect to all matters in which the classes vote together. Accordingly, Fresenius Medical Care possesses the ability, through its voting power and its power to elect a majority of the Company's directors, to approve any actions requiring the vote of the Company's shareholders, other than matters which materially affect the rights of the holders of a particular class.


GUARANTEES OF THE COMPANY


     The Company has executed a Subsidiary Guarantee in connection with a Senior Subordinated Indenture dated as of November 27, 1996 (the "Indenture"), under which Fresenius Medical Care was the Issuer. The Indenture was executed in connection with the offering of 9% Trust Preferred Securities of Fresenius Medical Care Capital Trust, a statutory business trust formed under the laws of the State of Delaware. The proceeds of the offering of the 9% Trust Preferred Securities were used to purchase 9% Subordinated Notes of Fresenius Medical Care, and thereafter to repay indebtedness under a credit facility entered into by NMC and a syndicate of banks in connection with the Merger (the "Credit Agreement").

     The Company has also executed a Subsidiary Guarantee in connection with certain Senior Subordinated Indentures dated as of February 13, 1998 (together, the "1998 Indentures") under which Fresenius Medical Care was the issuer. The 1998 Indentures were executed in connection with the offering of (a) 7 7/8% USD Trust Preferred Securities of Fresenius Medical Care Capital Trust II and (b)
7 7/8% DM Trust Preferred Securities of Fresenius Medical Care Capital Trust III, which are statutory business trusts formed under the laws of the State of Delaware. The proceeds of the offering of the 7 7/8% and 7 3/8% Trust Preferred Securities were used to purchase, respectively, 7 7/8% and 7 3/8% Subordinated Notes of Fresenius Medical Care and thereafter to repay certain outstanding indebtedness including an approximately $250 million permanent reduction of the credit facility under the Credit Agreement and for general corporate purposes.


MATERIAL CONTRACTS BETWEEN FRESENIUS AG AND THE COMPANY AND FRESENIUS MEDICAL CARE AND THE COMPANY


     The following summarizes the material contracts and transactions between the Company, Fresenius AG and Fresenius Medical Care during year ended December 31, 2000.

     Technology. Pursuant to a technology license and know-how agreement, dated April 22, 1994 (the "License Agreement"), Fresenius AG granted Fresenius USA an exclusive North American license for the technology, processes and know-how for the manufacture of polysulfone dialyzers, and Fresenius USA agreed to pay Fresenius AG royalties of 4.5% on Fresenius USA's net sales of dialyzers produced by it for a 10-year period beginning January 1, 1996. Fresenius USA also obtained the contractual right to Fresenius AG's know-how relating to certain peritoneal dialysis products incorporating the Safe-Lock(R) technology in the U.S., Canada and Mexico. The License Agreement was assumed by Fresenius Medical Care in connection with the Merger. Pursuant to a modification of the License Agreement, the rights and obligations of Fresenius USA and Fresenius Medical Care were assumed as of January 1, 1999 by, respectively, the Company and Fresenius Medical Care Deutschland GmbH ("FMC GmbH"), an affiliate of Fresenius Medical Care. Pursuant to this modification, the Company is required to pay FMC GmbH a fixed royalty payment of $750,000 per quarter.

     Products. During 2000, 1999 and 1998 the Company purchased $35.7, $45.8 and $56.9 million, respectively, of hemodialysis equipment and supplies from Fresenius AG and/or its subsidiaries. Such products were initially purchased pursuant to a distribution agreement entered into in 1991 and under which Fresenius USA acted as sole North American distributor for Fresenius AG products for treatment of ESRD by hemodialysis. Prices charged under that agreement were negotiated each year by the parties based on Fresenius AG's estimated costs and desired profit margins, taking into account the competitive environment in the U.S. market, and did not exceed the average of the prices charged to Fresenius AG's other affiliated distributors. By its terms, this distribution agreement terminates on the earlier of December 31, 2011 or the date Fresenius AG loses the power to elect 51% of the Fresenius USA Board of Directors. Fresenius AG assigned this distribution agreement to Fresenius Medical Care in connection with the Merger. Also during 2000, 1999 and 1998, the Company sold products to Fresenius AG and certain of its subsidiaries having aggregate sales prices of approximately $2.2 million, $5.6 million and $2.2 million, respectively.

     Intercompany Loans. Pursuant to a Subordinated Loan Note dated as of May 18, 1999 (the "May 1999 Note") NMC, a subsidiary of the Company, and certain of NMC's subsidiaries, may borrow up to $400 million from Fresenius AG. The principal amount of each advance under the May 1999 Note is due, as agreed by the parties, on the date that is one, two or three months after the date of such advance. The principal amount of each advance under the May 1999 Note bears interest at a fluctuating rate per annum equal to the Eurocurrency Rate (as defined and calculated in the Credit Agreement discussed above, a copy of which has been filed by the Company with the Securities and Exchange Commission) plus a margin. The Company may borrow under the May 1999 Note until September 30, 2003.

     Pursuant to a Promissory Note dated February 19, 1999, as amended, the Company borrowed approximately $17.5 million, which is due and payable February 20, 2002 at an annual interest rate of 5.995%.

     Pursuant to a Loan Agreement dated February 19, 1998, the Company borrowed approximately $435.5 million from FMC Trust Finance S.a.r.l. ("FMC Finance"), an affiliate of Fresenius Medical Care (the "February 1998 Loan"). The outstanding principal amount of the February 1998 Loan is due and payable on February 1, 2008. Interest on the outstanding principal amount of the February 1998 Loan accrues interest at a rate of 8.43% per annum and is payable on a quarterly basis.

     Pursuant to a Loan Agreement dated November 27, 1996, the Company borrowed approximately $351 million from FMC Finance (the "November 1996 Loan"). The outstanding principal amount of the November 1996 Loan is due and payable on December 1, 2006 subject, however, to FMC Finance's right to accelerate the maturity at any time after December 1, 2001. Interest on the outstanding principal amount of the November 1996 Loan accrues interest at a rate of 9.25% per annum and is payable on a quarterly basis.

     Pursuant to various Loan Agreements dated as of March and April 2000, the Company borrowed an aggregate amount of approximately $343.4 million from Franconia Acquisition LLC, an affiliate of Fresenius Medical Care. The outstanding principal amount, plus accrued interest calculated based on a fluctuating rate equal to the one-month LIBOR rate plus 25 basis points, is due and payable on demand. The Company may also prepay these loans at any time without premium or penalty.


     Foreign Exchange Contracts. Pursuant to a series of Foreign Exchange Contracts between subsidiaries of the Company and Fresenius Medical Care, the Company has an obligation to sell approximately $450.9 million in U.S. Dollars to Fresenius Medical Care in exchange for Euros at an average rate of 0.910942 Euros per U.S. Dollar, through the period ending November, 2003. In addition, the Company's Canadian subsidiary, whose functional currency is the Canadian Dollar ("CAD"), had outstanding contracts covering the purchase of 4.0 million U.S. Dollars at an average contract price of 1.4699 CAD per U.S. Dollar, for delivery through April 2001.


     Mandatorily Redeemable Preferred Securities. During the fourth quarter of 2000, a wholly-owned subsidiary of the Company issued 1,000 shares of Series A Preferred Stock and 1,700 shares of Series C Preferred Stock that were then transferred to Fresenius Medical Care for proceeds of $113,500,000 and $192,000,000, respectively ("Redeemable Preferred Securities"). The Redeemable Preferred Securities are identical in substance except that the Series A shares rank prior to the Series C shares both as to dividends and liquidation, dissolution or winding-up of the issuer.

     The Redeemable Preferred Securities have a par value of $.01 per share. The holders of the securities are entitled to receive dividends in amount of dollars per share equal to approximately 8% of the share issuance price. The dividends will be declared and paid in cash at least annually.

     Upon liquidation or dissolution or winding up of the issuer, the holders of the Redeemable Preferred Securities are entitled to an amount equal to the liquidation preference for each share of stock plus an amount equal to all accrued and unpaid dividends thereon through the date of distribution. The liquidation preference is the sum of the issuance price plus, for each year or portion thereof an amount equal to one-half of one percent of the issuance price, not to exceed 5%.


     The Redeemable Preferred Securities will be sold to the Company in two years for an amount equal to Euros 341,385,000 plus any accrued and unpaid dividends. Accordingly, the mandatorily redeemable preferred securities are deemed a Euro liability and the risk of foreign currency fluctuations are hedged through forward currency contracts at an average rate of 0.918507 Euros per U.S. Dollar.


     The holders of the Redeemable Preferred Securities have the participation rights of the holders of all other classes of capital stock of the issuer.


RELATIONSHIPS AND TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS


     The following are descriptions of certain relationships and transactions between the Company and its directors and executive officers (or members of their families) and/or businesses with which they are affiliated. See "Executive Compensation -- Directors' Compensation and Consulting Arrangements" for a discussion of certain other relationships and related transactions.

     Loans to Officers under Stock Incentive Plans. To comply with German corporate law requirements, award grants under the 1996 FMC Stock Plan and the 1998 FMC Stock Plan are in the form of non-assignable and non-transferable convertible bonds ("Bonds") and a corresponding non-recourse employee loan from Fresenius Medical Care ("Employee Loans") secured solely by the Bonds with respect to which it was made. The Bonds have a Euro denominated face amount equal to the aggregate nominal (par) value of the Fresenius Medical Care Preference Shares into which the Bonds are convertible (in the form of Preference Shares under the 1998 FMC Stock Plan or ADSs under the 1996 FMC Stock
Plan) and bear interest at a rate equal to 5% per annum. The Employee Loans have an Euro denominated principal amount equal to the related Bonds and bear interest at the same rate. On conversion of a Bond, the employee (if a U.S. citizen or resident) will pay a conversion payment equal to the fair market value (determined as of the day following the date of grant) of the underlying ADSs or Preference Shares as the case may be. A portion of the conversion payment will be used to repay the Employee Loan, and interest on the Employee Loan will be offset by interest payable on the Bonds. Because the terms of the Employee Loan and Bond match in all respects, award recipients pay nothing and receive nothing with respect to the Bonds and the Employee Loans.



     Loan to Chief Executive Officer. Pursuant to a loan agreement dated June 7, 1999, Mr. Lipps borrowed $2 million from Fresenius Medical Care to fund the purchase of his principal residence. The principal amount bears interest at 6% per annum and is payable on demand after one month prior notice or in any event on July 1, 2004. Accrued interest is payable in July of each year, during the term of the loan. The loan is secured by a mortgage on Mr. Lipps' principal residence.


            REPORT OF THE BOARD OF DIRECTORS REGARDING AUDIT ISSUES

     KPMG LLP ("KPMG") has been selected as the Company's independent public accountants and auditors for 2001. The Board of Directors expects that representatives of KPMG will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     The Board of Directors has reviewed and discussed with management the Company's audited consolidated financial statements as of and for the year ended December 31, 2000. The Board of Directors has also discussed with KPMG the matters described in the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as promulgated by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Board of Directors has received and reviewed the written disclosures and the letter from KPMG described in Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with KPMG their independence. Based on the reviews and discussions described herein, the Board of Directors has included the audited consolidated financial statements referred to above in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.


AUDIT FEES



     The aggregate fees billed for professional services rendered for the audit and review of (1) Company's annual financial statements for the year ending December 31, 2000, and (2) the Company's financial statements included in all Forms 10-Q for 2000, were $655,000.



FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES


     The Company made no payments to KPMG in 2000 for professional services relating to financial information systems design and implementation.

ALL OTHER FEES



     The aggregate fees billed in 2000 for services rendered by KPMG, other than the services described in this Information Statement under the headings "Audit Fees" and "Financial Information Systems Design and Implementation Fees" above, were $269,062. These fees relate primarily to tax consulting services. The Board of Directors considers the provision of these services to be compatible with maintaining the independence of KPMG.



                                          BOARD OF DIRECTORS



                                          Ben Lipps
                                          John Markus
                                          Jerry Schneider


                                 OTHER MATTERS


FORM 10-K



     The Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed by the Company with the SEC, is being provided to you with this Information Statement. ADDITIONAL COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000 MAY BE OBTAINED WITHOUT CHARGE BY CONTACTING THE SECRETARY OF THE COMPANY, 95 HAYDEN AVENUE, LEXINGTON, MASSACHUSETTS 02420-9192 (TELEPHONE: (781) 402-9000).



OTHER BUSINESS


     The Company does not know of any other business that will be presented for consideration at the Annual Meeting. However, if any other business should come before the Annual Meeting, management of the Company will have discretion to act in accordance with its best judgment.


PROPOSALS FOR 2002 ANNUAL MEETING


     Any shareholder wishing to submit a proposal for inclusion in the Information Statement for the Company's Annual Meeting in 2002 pursuant to the shareholder proposal rules of the SEC should submit the proposal in writing to Ronald J. Kuerbitz, Secretary and General Counsel, Fresenius Medical Care Holdings, Inc., 95 Hayden Avenue, Lexington, Massachusetts 02420-9192. The Company must receive a proposal by December 31, 2001 in order to consider it for inclusion in the Information Statement with respect to the 2002 annual meeting.

     In addition, the Company's By-laws require that shareholders give advance notice and furnish certain information to the Company in order to bring a matter of business before an annual meeting or to nominate a person for election as a director. Any communication relating to those By-law provisions should be directed to Ronald J. Kuerbitz at the above address.

                                                                       EXHIBIT A

                          CERTIFICATE OF AMENDMENT OF
                        THE CERTIFICATE OF INCORPORATION
                    OF FRESENIUS MEDICAL CARE HOLDINGS, INC.
                       UNDER SECTION 805 OF THE BUSINESS
                               CORPORATION LAW OF
                             THE STATE OF NEW YORK

     The undersigned, being the President and the Secretary, respectively, of Fresenius Medical Care Holdings, Inc., hereby certify that:


     1. 1. The name of the corporation is FRESENIUS MEDICAL CARE HOLDINGS, INC. (THE "CORPORATION"). The Corporation was formed under the name W. R. Grace & Co.-New York, subsequently renamed W. R. Grace & Co., then renamed Fresenius National Medical Care Holdings, Inc., and then renamed Fresenius Medical Care Holdings, Inc.



     2. The Certificate of Incorporation of the Corporation was filed with the Department of State on March 23, 1988.



     3.  This Certificate of Amendment has been duly authorized, pursuant to
         Section 803 of the Business Corporation Law of the State of New York, by a vote of at least a majority of the members of the Board of Directors of the Corporation, followed by the vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders duly called for such purpose.



     4. The Certificate of Incorporation is amended to permit corporate action to be taken by written consent of shareholders without a meeting.



     5. The Certificate of Incorporation of the Corporation is hereby amended by the insertion of an Article NINTH which reads as follows:


          NINTH: Whenever under the Business Corporation Law of the State of New York, shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent signed by holders of outstanding shares having not less then the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

          IN WITNESS WHEREOF, we have signed this Certificate of Amendment on
     this                day of May, 2001, and we affirm the statements
     contained herein as true under penalties of perjury.

                                        FRESENIUS MEDICAL CARE HOLDINGS, INC.

                                        ----------------------------------------

                                        Name: Ben J. Lipps


                                        Title: President


                                        ----------------------------------------

                                        Name: Ronald J. Kuerbitz


                                        Title: Secretary


                                       A-1